Exhibit 99.2

Press Release www.shire.com

Director/PDMR Shareholding

September 1, 2015 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that on August 29, 2015, Performance Share Awards (“PSAs”) granted to Mark Enyedy, a Person Discharging Managerial Responsibilities, under Part B of the Shire Portfolio Share Plan (“PSP”) vested. The number of American Depositary Shares (“ADSs”) released and lapsed on August 31, 2015, were as follows:

ADSs Released(1)	ADSs Lapsed(2)
107	96

(1)	The number of ADSs released reflects the part-vesting, on August 29, 2015, of an award granted on August 29, 2013, which vests in tranches over a three-year period. In accordance with the PSP rules, the vested PSAs have been increased to reflect dividends paid by the Company during the period from the date of grant to the date of part-vesting.

(2)	The number of ADSs lapsed is equivalent in value to Mr. Enyedy’s tax liability resulting from the part-vesting.

One ADS is equal to three Ordinary Shares of 5 pence each.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie

Deputy Company Secretary

For further information please contact:

Investor Relations
Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX